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                                   EXHIBIT 1.1













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October 8, 1997

Board of Directors
Attn:  Skip Martin
President & Chief Executive Officer
Pocahontas Federal Savings and Loan Association
203 W. Broadway
P.O. Box 27
Pocahontas, AR  72455

RE: Reorganization and Plan of Conversion Marketing Services

Gentlemen:

This letter sets forth the terms of the proposed engagement between Friedman, Billings, Ramsey and Co., Inc. ("FBR") and Pocahontas Federal Savings and Loan Association ("Pocahontas Federal"), concerning our Investment Banking Services in connection with the Plan of Conversion and Plan of Reorganization (the "Plan") in connection with the reorganization of Pocahontas Federal and Pocahontas Federal Mutual Holding Company from the mutual holding company format into the stock holding company structure.

FBR is prepared to assist Pocahontas Federal in connection with the offering of its shares of common stock during the Subscription Offering and Community Offering as such terms are defined in the Plan. The specific terms (including those related to indemnification) of the services contemplated hereunder shall be set forth in a definitive sales agency agreement (the "Agreement") between FBR and Pocahontas Federal to be executed prior to mailing of the Offering material. The price of the shares during the Subscription Offering and Community Offering will be the price established by Pocahontas Federal Board of Directors, based upon an independent appraisal as approved by the appropriate regulatory authorities, provided such price is mutually acceptable to FBR and Pocahontas Federal.

In connection with the Subscription Offering and Community Offering, FBR will render the following services:

    1.   Act as the Financial Advisor to Pocahontas Federal
    2.   Create marketing materials and formulate a marketing plan
    3. Conduct training for all Directors and Employees concerning the reorganization and stock offering
    4.   Manage Stock Center and staff with FBR personnel
    5.   Assist Pocahontas Federal and Attorneys with listing on NASDAQ

After the Offering, FBR intends to become a Market Maker and continue coverage of Pocahontas Federal through after market support and research.

At the appropriate time, FBR, in conjunction with its counsel, will conduct an examination of the relevant documents and records of Pocahontas Federal as FBR deems necessary and appropriate. Pocahontas Federal will make all documents, records and other information deemed necessary by FBR or its counsel available to them upon request.

For its services hereunder, FBR will receive the following compensation and reimbursement from Pocahontas Federal:

    1. A management fee of $50,000 payable as follows, $25,000 upon the signing of this letter and $25,000 upon receiving OTS approval of the Plan Application. Should the Plan be terminated for any reason not

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                                                      Mr. Martin
                                                 October 8, 1997
                                                          Page 2

    attributable to the action or inaction of FBR, FBR shall have earned and be entitled to be paid fees accruing through the stage at which point the termination occurred.


    2. A marketing fee of 1.00% of the aggregate Purchase Price of Common Stock sold in the Subscription Offering and Community Offering, excluding those shares purchased by Pocahontas Federal officers, directors, or employees (or members of their immediate families) or by any ESOP, charitable foundation, tax-qualified or stock compensation plans (except IRA's) or similar plan created by Pocahontas Federal for some or all of its directors or employees. The management fee of $50,000 will be subtracted from the marketing fee.

    3. The foregoing commissions are to be payable to FBR at closing as defined in the agreement to be entered into between FBR and Pocahontas Federal.

    4. FBR shall be reimbursed for allocable expenses incurred by them, including legal fees, whether or not the Agreement is consummated. These expenses shall not exceed $29,500.

It is further understood that Pocahontas Federal will pay all other expenses of the Plan including but not limited to its attorneys' fees, NASD filing fees, filing and registration fees and fees of either FBR's attorneys or the attorneys relating to any required state securities law filing, telephone charges, air freight, supplies, conversion agent charges, transfer agent charges, fees relating to auditing and accounting and costs of printing all documents necessary in connection with the foregoing.

For purpose of FBR's obligation to file certain documents and to make certain representations to the NASD in connection with the Plan, Pocahontas Federal warrants that: (a) Pocahontas Federal has not privately placed any securities within the last 18 months; (b) there have been no material dealings within the last 12 months between Pocahontas Federal and any NASD member or any person related to or associated with any such member; (c) none of the officers or directors of Pocahontas Federal has any affiliation with the NASD; (d) except as contemplated by this engagement letter with FBR, Pocahontas Federal has no financial or management consulting contracts outstanding with any other person; (e) Pocahontas Federal has not granted FBR a right of first refusal with respect to the underwriting of any future offering of Pocahontas Federal stock; and (f) there has been no intermediary between FBR and Pocahontas Federal in connection with the public offering of Pocahontas Federal shares, and no person is being compensated in any manner for providing such service.

Pocahontas Federal agrees to indemnify and hold harmless FBR and its affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) and their respective directors, officers, employees, agents and controlling persons (FBR and each such person being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, which are related to or result from the performance by FBR of the services contemplated by, or the engagement of FBR pursuant to, this letter agreement and will promptly reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by Pocahontas Federal. Pocahontas Federal will not be liable to any Indemnified Party under the foregoing indemnification and reimbursement provisions, (i) for any settlement by an Indemnified Party effected without its prior written consent; or (ii) to the extent that any loss, claim, damage or liability is found in a final judgment by a court to have resulted primarily from FBR's gross negligence or willful misconduct.
FBR shall repay to Pocahontas Federal any amounts paid by Pocahontas Federal for reimbursement of FBR's and any Indemnified Party's expenses in the event that such expenses were incurred in relation to an act or omission with respect to which it is finally determined that FBR has acted in gross negligence or with willful misconduct. Pocahontas Federal also agrees that no Indemnified Party shall have any liability (whether director or indirect, in contract or tort or otherwise) to Pocahontas Federal or its security

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                                                      Mr. Martin
                                                 October 8, 1997
                                                          Page 3

holders or creditors related to or arising out of the engagement of FBR pursuant to, or the performance by FBR of the services contemplated by, this letter agreement except to the extent that any loss, claim, damage or liability is found in a final judgment by a court to have resulted primarily from FBR's gross negligence or willful misconduct.

    Promptly after receipt by an Indemnified Party of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against Pocahontas Federal pursuant hereto, promptly notify Pocahontas Federal in writing of the same.
In case any such action is brought against any Indemnified Party and such Indemnified Party notifies Pocahontas Federal of the commencement thereof, Pocahontas Federal may elect to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and an Indemnified Party may retain counsel to participate in the defense of any such action; provided, however, that in no event shall Pocahontas Federal be required to pay fees and expenses for more than one firm of attorneys representing Indemnified Parties.

    If the indemnification provided for in this letter agreement is for any reason held unenforceable by an Indemnified Party, Pocahontas Federal agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to Pocahontas Federal, on the one hand, and FBR on the other hand, or, (ii) if (but only if) the allocation provided for in clause (i) is for any reason unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause
(i) but also the relative fault of Pocahontas Federal, on the one hand, and FBR, on the other hand, as well as any other relevant equitable considerations. Each of the parties hereto (on its own behalf and, to the extent permitted by applicable law, on behalf of its stockholders) waives all right to trial by jury in any action, proceeding or counteraction (whether based upon contract, or otherwise) related to or arising out of our engagement pursuant to, or the performance by us of the services contemplated by, this Letter Agreement.

This letter is merely a statement of intent and is not a binding legal agreement except as to the compensation and reimbursement paragraphs numbered 1-4 above. While FBR and Pocahontas Federal agree in principle to the contents hereof and the purpose to proceed promptly, and in good faith, to work out the arrangements with respect to the proposed offering, any legal obligations between FBR and Pocahontas Federal shall be only as set forth in a duly executed Agreement. The indemnification provision described above will be superseded by the indemnification provisions of the Agreement entered into by Pocahontas Federal and FBR. Such Agreement shall be in the form and content satisfactory to, among other things, there being in FBR's opinion no material adverse change in the condition or obligations of Pocahontas Federal or no market conditions which might render the sale of the shares by Pocahontas Federal hereby contemplated inadvisable.

The validity and interpretation of this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Virginia (excluding the conflicts of laws rules).

Please acknowledge your agreement to the foregoing by signing below and returning to FBR one copy of this letter along with a payment of $25,000. This proposal is open for your acceptance for a period of thirty (30) days from the date hereof.

Very truly yours,

/s/ Karen K. Edwards, CFA                        /s/ David H. Neiswander

By: Karen K. Edwards, CFA                        David H. Neiswander
Title:   Managing Director                       Vice President

Date:    October 8, 1997

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                                                      Mr. Martin
                                                 October 8, 1997
                                                          Page 4


Agreed and Accepted to this 14th day of October, 1997.

Pocahontas Federal Savings and Loan Association

By:      /s/ James A. Edington
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Title:   Executive Vice President
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